Exhibit 5.1

300 North LaSalle

Chicago, Illinois 60654

312 862-2000	Facsimile: 312 862-2200
www.kirkland.com

December 16, 2013

Clear Channel Communications, Inc.

    and the Guarantors set forth below

200 East Basse Road

San Antonio, Texas 78209

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special legal counsel to Clear Channel Communications, Inc., a Texas corporation (the “Issuer”), Clear Channel Capital I, LLC, a Delaware limited liability company (the “Parent Guarantor”), AMFM Broadcasting, Inc., a Delaware corporation, AMFM Operating Inc., a Delaware corporation, Citicasters Licenses, Inc., a Texas corporation, Capstar Radio Operating Company, a Delaware corporation, CC Broadcast Holdings, Inc., a Nevada corporation, Christal Radio Sales, Inc., a Delaware corporation, Cine Guarantors II, Inc., a California corporation, Citicasters Co., an Ohio corporation, Clear Channel Broadcasting Licenses, Inc., a Nevada corporation, Clear Channel Broadcasting, Inc., a Nevada corporation, Clear Channel Identity, Inc., a Texas corporation, Clear Channel Holdings, Inc., a Nevada corporation, Clear Channel Investments, Inc., a Nevada corporation, Clear Channel Management Services, Inc., a Texas corporation, Clear Channel Mexico Holdings, Inc., a Nevada corporation, Clear Channel Satellite Services, Inc., a Delaware corporation, Critical Mass Media, Inc., an Ohio corporation, Katz Communications, Inc., a Delaware corporation, Katz Media Group, Inc., a Delaware corporation, Katz Millennium Sales & Marketing Inc., a Delaware corporation, Katz Net Radio Sales, Inc., a Delaware corporation, M Street Corporation, a Washington corporation, Premiere Radio Networks, Inc., a Delaware corporation, Terrestrial RF Licensing, Inc., a Nevada corporation, CC Licenses, LLC, a Delaware limited liability company, Clear Channel Real Estate, LLC, a Delaware limited liability company, AMFM Broadcasting Licenses, LLC, a Delaware limited liability company, AMFM Radio Licenses, LLC, a Delaware limited liability company, AMFM Texas, LLC, a Delaware limited liability company, AMFM Texas Broadcasting, LP, a Delaware limited partnership, AMFM Texas Licenses, LLC, a Texas limited liability company, Capstar TX, LLC, a Texas limited liability company, and CC Finco Holdings, LLC, a Delaware limited liability company (collectively with the Parent Guarantor, the “Guarantors” and, collectively with the Issuer, the “Registrants”).

Beijing Hong Kong London Los Angeles Munich New York Palo Alto San Francisco Shanghai Washington, D.C.

Clear Channel Communications, Inc.

December 16, 2013

In this opinion letter: (i) the Issuer, Citicasters Licenses, Inc., Clear Channel Identity, Inc., Clear Channel Management Services, Inc., AMFM Texas Licenses, LLC and Capstar TX, LLC are also referred to as the “Texas Registrants,” (ii) Citicasters Co. and Critical Mass Media, Inc. are also referred to as the “Ohio Registrants,” (iii) CC Broadcast Holdings, Inc., Clear Channel Broadcasting Licenses, Inc., Clear Channel Broadcasting, Inc., Clear Channel Holdings, Inc., Clear Channel Investments, Inc., Clear Channel Mexico Holdings, Inc. and Terrestrial RF Licensing, Inc. are also referred to as the “Nevada Registrants,” (iv) M Street Corporation is also referred to as the “Washington Registrant” and (v) Cine Guarantors II, Inc. is also referred to as the “California Registrant.”

This opinion letter is being delivered in connection with the proposed registration by the Issuer of $2,119,414,027 in aggregate principal amount of the Issuer’s Senior Notes due 2021 (the “Exchange Notes”) pursuant to a Registration Statement on Form S-4, filed with the Securities and Exchange Commission (the “Commission”) on November 29, 2013, under the Securities Act of 1933, as amended (the “Act”). Such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement.”

The obligations of the Issuer under the Exchange Notes will be guaranteed by the Guarantors (the “Note Guarantees”). The Exchange Notes and the Note Guarantees are to be issued pursuant to the Indenture, dated as of June 21, 2013 (as amended or supplemented from time to time, the “Indenture”), among the Issuer, the Guarantors, Law Debenture Trust Company of New York, as trustee (the “Trustee”), and the other agents named therein. A portion of the Exchange Notes and the Note Guarantees are to be issued in exchange for and in replacement of the Issuer’s outstanding Senior Notes due 2021 (the “Existing Notes”) and the guarantees thereof, of which $1,825,556,148 in aggregate principal amount is outstanding (the Exchange Notes to be issued in exchange for the Existing Notes, the “Initial Exchange Notes”) on the date hereof and is subject to the exchange offer pursuant to the Registration Statement. The remaining $293,857,879 aggregate principal amount of Exchange Notes to be issued are for PIK Notes (as defined in the Indenture) that the Issuer will issue as interest on the Exchange Notes in accordance with the terms of the Indenture.

In connection with issuing this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the articles or certificates of incorporation and certificates of formation or limited partnership, as applicable, and any bylaws, operating agreements and limited partnership agreements, as applicable, of the Registrants, (ii) resolutions of the board of directors (or committee thereof), member(s) or manager(s) of the Registrants with respect to the issuance of the Exchange Notes and the Guarantees, (iii) the Indenture, (iv) the Registration Statement, (v) the Registration Rights Agreement, dated as of June 21, 2013, by and among the Registrants and Goldman, Sachs & Co., Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC, as dealer managers (the “Dealer Managers”), and (vi) the Registration Rights Agreement, dated as of December 16, 2013, by and among the Registrants and the Dealer Managers.

Clear Channel Communications, Inc.

December 16, 2013

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto (other than the Registrants) and the due authorization, execution and delivery of all documents by the parties thereto (other than the Registrants). We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of officers and other representatives of the Registrants and others.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies, and (iv) any laws except the laws of the State of New York, the State of Delaware and the State of California. In addition, none of the opinions or other advice contained in this letter covers or otherwise addresses California laws and regulations governing restrictions on distributions (e.g., Cal. Corp. Code §500 et seq., California Civil Code).

Furthermore, with respect to the California Registrant, we note that (A) a substantial body of case law treats guarantors as “debtors” under the California UCC, thereby according guarantors the rights and remedies of debtors established by the California UCC, and (B) the enforceability of each of the guarantees under the Indenture may be subject to California statutory provisions and case law to the effect that a surety or guarantor may be exonerated or discharged, in whole or in part, if the principal or the beneficiary of the guaranty alters the original obligation of the principal, fails to inform the surety or guarantor of material information pertinent to the principal or any collateral, elects remedies that may impair the subrogation rights of the surety or guarantor against the principal or that may impair the value of any collateral, fails to accord the surety or guarantor the protections afforded a debtor under Division 9 of the Uniform Commercial Code as in effect as of the date hereof in the State of California (“California UCC”) or otherwise takes any action that prejudices the surety or guarantor unless, in any such case, the surety or guarantor validly waives such rights or the consequences of any such action. See e.g. California Civil Code Sections 2799 through 2855; California UCC Section 9602; Sumitomo Bank of California v. Iwanski, 70 Cal. 2d 81, 73 Cal. Rptr. 564 (1968); Union Bank v. Gradsky, 265 Cal. App. 2d 40, 71 Cal. Rptr. 63 (1968). While express and specific

Clear Channel Communications, Inc.

December 16, 2013

waivers of a surety’s or guarantor’s right to be exonerated are generally enforceable under California law, we express no opinion as to whether the guarantees under the Indenture contain an express or specific waiver of such exoneration defense a surety or guarantor might assert or as to whether each of the waivers contained in the guarantees under the Indenture is fully enforceable.

We express no opinion with respect to the enforceability of (i) consents to, or restrictions upon, judicial relief or jurisdiction or venue; (ii) waivers of rights or defenses with respect to stay, extension or usury laws; (iii) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights; (iv) waivers of broadly or vaguely stated rights; (v) provisions for exclusivity, election or cumulation of rights or remedies; (vi) provisions authorizing or validating conclusive or discretionary determinations; (vii) grants of setoff rights; (viii) provisions for the payment of attorneys’ fees where such payment is contrary to law or public policy; (ix) proxies, powers and trusts; (x) restrictions upon non-written modifications and waivers; (xi) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property; (xii) any provision to the extent it requires any party to indemnify any other person against loss in obtaining the currency due following a court judgment in another currency; and (xiii) provisions for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty.

Based upon and subject to the assumptions, qualifications, exclusions and limitations and the further limitations set forth below, we are of the opinion that when (i) the Registration Statement becomes effective, (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, (iii) with respect to the Initial Exchange Notes, the Initial Exchange Notes have been duly executed and authenticated in accordance with the provisions of the Indenture, and duly delivered to the holders thereof in exchange for the Existing Notes and (iv) with respect to the PIK Notes, the PIK Notes have been duly executed, authenticated and delivered in accordance with the terms of the Indenture, the Exchange Notes will be binding obligations of the Issuer and the Guarantees will be binding obligations of the Guarantors.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Clear Channel Communications, Inc.

December 16, 2013

Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of New York, the California Corporations Code, the General Corporation Law of the State of Delaware, the Limited Liability Company Act of the State of Delaware and the Delaware Revised Uniform Limited Partnership Act (including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting the foregoing), and represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. For purposes of our opinion that the Exchange Notes will be binding obligations of the Issuer and the Guarantees will be binding obligations of the Guarantors, we have, without conducting any research or investigation with respect thereto, relied on the opinions of: (i) Cox Smith Matthews Incorporated, with respect to the Texas Registrants, (ii) Keating Muething & Klekamp PLL, with respect to the Ohio Registrants, (iii) Snell & Wilmer L.L.P., with respect to the Nevada Registrants, and (iv) Perkins Coie LLP, with respect to the Washington Registrant, that such Registrants have the requisite corporate power to perform their obligations under the Indenture and the Guarantees, and that the Exchange Notes and the Indenture have been duly authorized, executed and delivered, and that the Exchange Notes, the Indenture and the Guarantees do not conflict with, or require consents under, the laws of their respective states of organization. We are not licensed to practice in Texas, Ohio, Nevada and Washington, and we have made no investigation of, and do not express or imply an opinion on, the laws of such states. This letter is not intended to guarantee the outcome of any legal dispute which may arise in the future. None of the opinions or other advice contained in this letter considers or covers any foreign or state securities (or “blue sky”) laws or regulations.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion after the date of effectiveness of the Registration Statement should the present laws of the States of New York, Delaware or California be changed by legislative action, judicial decision or otherwise.

This opinion is furnished to you in connection with the filing of the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

Sincerely,

/s/ Kirkland & Ellis LLP

KIRKLAND & ELLIS LLP